UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2005

Longs Drug Stores Corporation

(Exact Name of Registrant as Specified in Charter)

Maryland	1-8978	68-0048627
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

141 North Civic Drive Walnut Creek, California	94596
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 937-1170

(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

1. Restricted Stock Grants to Non-Employee Members of the Board of Directors.

On November 15, 2005, upon recommendation of the Compensation Committee, the Board of Directors of Longs Drug Stores Corporation (the “Company”) granted 1,750 shares of restricted stock to each of the following Directors pursuant to the Company’s 1995 Long-Term Incentive Plan: Leroy T. Barnes, Jr., Murray H. Dashe, Robert M. Long, Mary S. Metz, Ph.D., Harold R. Somerset, Donald L. Sorby, Ph.D., Donna A. Tanoue, and Anthony G. Wagner. Shares of restricted stock vest over four years from the date of grant, but such shares may not be sold until the one year anniversary of termination of the Director’s service on the Board of Directors of the Company. The form of the restricted stock award document was filed on April 11, 2005 with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K. Form 4 Reports have also been filed for these restricted stock grants.

2. Approval of Changes to the Compensation of Non-Employee Members of the Board of Directors.

On November 15, 2005, upon recommendation of the Compensation Committee, the Company’s Board of Directors also approved the following changes to the compensation of non-employee members of the Board of Directors:

1.	Increased the annual cash retainer for all non-employee directors to $45,000;

2.	Increased the annual cash retainer for the Lead Director to $15,000;

3.	Increased the annual cash retainer for the Chairperson of the Audit and Finance Committee to $12,000;

4.	Maintained the annual cash retainer for the Chairperson of the Compensation Committee at $5,000;

5.	Maintained the annual cash retainer for the Chairperson of the Governance & Nominating Committee at $5,000;

6.	Maintained the annual cash retainer for membership on a Board committee at $1,000 per committee;

7.	Increased the meeting fee to $1,500 for each committee meeting attended;

8.	Eliminated meeting fees for Board meetings attended, except that in any year in which Board meetings exceed ten, non-employee members of the Board will be paid $1,000 for each meeting attended in excess of ten;

9.	Increased annual target equity grants to each non-employee director to a value of $60,000.

The above-referenced changes are effective as of January 27, 2006.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONGS DRUG STORES CORPORATION

Dated: November 17, 2005	By:	/s/ William J. Rainey
William J. Rainey
	Its:	Senior Vice President, General Counsel and Secretary

3